EXHIBIT 3.1
                                CERTIFICATE OF
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                             EDISON INTERNATIONAL


      The undersigned, ALAN J. FOHRER and BEVERLY P. RYDER, hereby certify that they are the duly elected and acting Executive Vice President, Treasurer and Chief Financial Officer, and Secretary, respectively, of EDISON INTERNATIONAL, a California corporation, and that the Articles of Incorporation of said corporation shall be restated to read as set forth in full as follows:

                      "RESTATED ARTICLES OF INCORPORATION
                                      OF
                             EDISON INTERNATIONAL

      First:  Edison International is the name of the corporation.

      Second: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      Third: This corporation is authorized to issue only two classes of shares, which shall be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares. The total number of shares of Common Stock authorized to be issued is eight hundred million (800,000,000) shares.

      Fourth: The Preferred Stock may be issued from time to time in one or more series. To the extent not prohibited by law, the Board of Directors is authorized: (i) to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including but not limited to rights, preferences, privileges, and restrictions regarding dividends, liquidation, conversion, redemption and voting (including provisions specifying more than one vote per share) and,
(iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

      Fifth:  BUSINESS COMBINATIONS:

      1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article Fifth, none of the following transactions shall be consummated unless and until such transaction shall have been approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class:

             (a) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

PAGE
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            (b)   any sale, lease, exchange, mortgage, pledge, transfer
      or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of more than ten percent (10%) of the total book value of the assets of the corporation and its consolidated subsidiaries as shown on the most recently available quarterly consolidated balance sheet of the corporation; or

             (c) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder having an aggregate Fair Market Value of more than ten percent (10%) of the total book value of the assets of the corporation and its consolidated subsidiaries as shown on the most recently available quarterly consolidated balance sheet of the corporation; or

             (d) the adoption of any plan or proposal for the spinoff, split-off or split-up of the corporation or any material Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

             (e) any reclassification of any securities of the corporation (including any reverse stock split), any recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation with or into any of its Subsidiaries, or any other transaction (whether or not with or involving any Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or series thereof of the corporation or of any Subsidiary directly or indirectly Beneficially Owned (as hereinafter defined) by any Interested Shareholder or as a result of which the shareholders of the corporation would cease to be shareholders of a corporation incorporated under the laws of the State of California having, as parts of its articles of incorporation, provisions to the same effect as this Article Fifth; or

             (f) any agreement, contract or other arrangement providing for any of the transactions described in the foregoing paragraphs
      (a) through (e).

      The term "Business Combination" as used in this Article Fifth shall mean any transaction or proposed transaction which is referred to in any one or more of the foregoing subparagraphs (a) through (f) of this paragraph 1.

      2. The provisions of paragraph 1 of this Article Fifth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote of shareholders, if any, as is required by law and any other provision of any Article hereof, if such Business Combination has been approved by at least a majority of the Disinterested Directors (as hereinafter defined) at the time or if all the conditions specified in the following subparagraphs (a), (b), (c),
(d), (e) and (f) are satisfied:

             (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:
<page 2>
                   (1) (if applicable) the Highest Per Share Price (as hereinafter defined) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                   (2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Article Fifth as the "Determination Date"), whichever is higher.

             (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than the Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class or series of outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Stock):

                   (1) (if applicable) the Highest Per Share Price paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                   (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

                   (3) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

             (c) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date. The price determined in accordance with paragraphs 2(a) and 2(b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combinations of shares or similar event.

             (d) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) except as approved by at least a majority
<page 3>
      of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by at least a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to increase such annual rate was approved by at least a majority of the Disinterested Directors; and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or as a result of a pro rata stock dividend or stock split.

             (e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionally as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

             (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      3.     For the purposes of this Article Fifth:

             (a) A "person" shall mean any individual, firm, corporation or other entity.

             (b) "Interested Shareholder" shall mean any person or group (other than this corporation or any Subsidiary or any compensation plan or any benefit plan of this corporation or any Subsidiary or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity, or any corporation formed pursuant to a resolution of the Board of Directors of this corporation which was approved by at least a majority of the Disinterested Directors as defined hereinafter) who or which:

                   (1) is the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding Voting Stock; or

                   (2) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

                   (3) is an assignee of or has otherwise succeeded to any shares of Voting Stock representing more than one percent
<page 4>
             (1%) of the voting power of the outstanding Voting Stock, which shares were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

             (c)   A person shall be a "Beneficial Owner" of any Voting
      Stock:

                   (1) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                   (2) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                   (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

             (d) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (b) of paragraph 3 of this Article Fifth, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (c) of paragraph 3 of this Article Fifth but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

             (e) The term "Affiliate," used to indicate a relationship to a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

             (f) The term "Associate," used to indicate a relationship with a specified person, means (A) any corporation, partnership or other organization of which such specified person is an officer or partner, (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the corporation or any of its parents or Subsidiaries and (D) any person who is a director, officer or partner of such specified person or of any corporation (other than the corporation or any wholly-owned Subsidiary of the corporation), partnership or other entity which is an Affiliate of such specified person.

             (g) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation or by a Subsidiary of the corporation or by the corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set
<page 5>
      forth in paragraph (b) of paragraph 3 of this Article Fifth the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

             (h) "Disinterested Director" means any member of the Board of Directors of the corporation who was a member of the Board of Directors of the corporation on April 21, 1988, or who became a member of the Board of Directors of the corporation subsequent to that time and who is unaffiliated with, and not a nominee or representative of, an Interested Shareholder and who is recommended to succeed a Disinterested Director by at least a majority of Disinterested Directors then on the Board of Directors. Any reference to "Disinterested Directors" shall refer to a single Disinterested Director if there be but one. Any reference under this Article Fifth to an approval, designation or determination by "a majority of the Disinterested Directors" of the Board of Directors shall mean such approval, designation or determination by not less than a majority of the Disinterested Directors then serving on the Board of Directors.

             (i) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape, for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by at least a majority of the Disinterested Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by at least a majority of the Disinterested Directors in good faith; and such determination by the Disinterested Directors shall be conclusive and binding for all purposes of this Article Fifth.

             (j) References to "Highest Per Share Price" with respect to any class of stock, means the highest amount of consideration paid for a share of such stock (including, without limitation, any brokerage commissions, transfer taxes and soliciting dealers' fees) and shall reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

             (k) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (a) and (b) of paragraph 2 of
<page 6>
      this Article Fifth shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      4. At least a majority of the Disinterested Directors of the corporation shall have the power and duty to make a good faith determination, on the basis of information known to them, of all facts necessary to determine compliance with this Article Fifth, including without limitation:

             (a)   whether a person is an Interested Shareholder;

             (b) the number of shares of Voting Stock beneficially owned by any person;

             (c) whether a person is an Affiliate or Associate of another;

             (d) whether the assets which are the subject of any Business Combination, or the securities issued or transferred by the corporation or any Subsidiary in any Business Combination, have an aggregate Fair Market Value of more than ten percent (10%) of the total book value of the assets of the corporation and its consolidated subsidiaries as shown on the most recently available quarterly consolidated balance sheet of the corporation; and

             (e) whether the requirements of paragraph 2 of this Article Fifth have been met.

      Such determination by a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this Article Fifth.

      5. Nothing contained in this Article Fifth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

      6. The fact that a Business Combination complies with the provisions of Section 2 of this Article Fifth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the corporation.

      7. In addition to any affirmative vote required by law or these Articles of Incorporation, a proposal that the provisions of this Article Fifth be altered, amended or repealed in any respect, or any provision inconsistent therewith be adopted, shall require either (i) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock voting together as a single class or (ii) approval by at least a majority of the Disinterested Directors and the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the then outstanding Voting Stock voting together as a single class.

      Sixth:  LIMITATION ON LIABILITY OF DIRECTORS
               AND AUTHORITY TO INDEMNIFY AGENTS

      1. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      2. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code,
<page 7>
subject only to the applicable limits set forth in Section 204 of the California Corporations Code."

      This Certificate of Restated Articles of Incorporation does not itself alter or amend the Articles of Incorporation of the corporation in any respect and has been approved by the Board of Directors.

      IN WITNESS WHEREOF, the undersigned have executed this certificate on this 7th day of May, 1996.


                                               ALAN J. FOHRER
                                  -----------------------------------------
                                               ALAN J. FOHRER
                                          Executive Vice President,
                                    Treasurer and Chief Financial Officer
                                           of Edison International


                                              BEVERLY P. RYDER
                                  -----------------------------------------
                                              BEVERLY P. RYDER
                                                Secretary of
                                            Edison International



                                  DECLARATION

      The undersigned ALAN J. FOHRER and BEVERLY P. RYDER, the Executive Vice President, Treasurer and Chief Financial Officer, and Secretary, respectively, of Edison International, each declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of his or her own knowledge.

      Executed at Rosemead, California on this 7th day of May, 1996.


                                               ALAN J. FOHRER
                                  -----------------------------------------
                                               ALAN J. FOHRER
                                          Executive Vice President,
                                    Treasurer and Chief Financial Officer
                                           of Edison International


                                              BEVERLY P. RYDER
                                  -----------------------------------------
                                              BEVERLY P. RYDER
                                                Secretary of
                                            Edison International